Sussex Bancorp	Contact: Donald L. Kovach
200 Munsonhurst Rd.,	President/CEO
Franklin, NJ 07416	(973) 827-2914

SUSSEX BANCORP ANNOUNCES 2007 RESULTS OF OPERATIONS

FRANKLIN, NEW JERSEY– February 6, 2008– Sussex Bancorp (NASDAQ “SBBX”) today announced its results of operations for the year ended December 31, 2007. For the year, the Company had net income of $1,509,000 compared to net income of $2,464,000 for the prior year, a decrease of 38.8%.   Basic and diluted earnings per share for the year ended December 31, 2007 were $0.48 and $0.47 respectively, compared to $0.78 and $0.77 respectively, in the year ago period.  The decline in net income reflects increased interest expense, non-interest expense and provision for loan losses exceeding increased interest and non-interest income.

The Company’s total interest income increased to $22.8 million for the year ended December 31, 2007 from $20.0 million for the same period last year. For the year ended December 31, 2007, the Company’s non-interest income increased by $372,000, or 7.1%, to $5.6 million from $5.2 million for the same period last year.

The Company’s interest expense increased to $11.4 million for the year ended December 31, 2007 from $8.2 million for the same period last year.  The increase reflects both an increase in the average volume of interest bearing liabilities to $304.1 million for 2007 from $254.2 for 2006 and an increase in the cost of liabilities to 3.74% from 3.24% in 2006. The Company’s total non-interest expense increased by $500,000, or 4.0%, reflecting increases associated with the Company’s growth.  At December 31, 2007 the Company had total loans of $300.6 million, compared to total loans of $262.3 million at December 31, 2006.

The Company’s loan loss provision for the year ended December 31, 2007 increased to $1.9 million from $733,000 last year. The increase in the provision largely reflects a $1.1 million reserve for one non-accrual loan. The loan is secured by real estate in the process of build out as a residential development. In the current market, the value of the collateral has declined, leading to the increased reserve. The increased provision also reflects the increase in the Company’s total loan portfolio and management’s view of the risk inherent in the portfolio during a slowing economy.

During 2007, the Company’s non-accrual loans increased to $12.3 million at December 31, 2007 from $6.8 million at September 30, 2007 and $1.4 million at year end 2006. The increase in non-accrual loans since third quarter 2007 primarily reflects the migration to non-accrual status of one loan with a principal balance of $3.3 million, which the Company had previously disclosed as performing but potentially troubled. The balance of the increase reflects a number of individual loans being placed on non-accrual status, all of which the Company believes are adequately secured.

At December 31, 2007 the Company had total assets of $393.5 million, compared to total assets of $356.3 million at December 31, 2006.  In addition, the Company had total deposits of $308.5 million at December 31, 2007, compared to total deposits of $295.8 million at December 31, 2006.

Sussex Bancorp is the holding company for the Sussex Bank, which operates through ten branch offices, eight located in Sussex County, New Jersey and two in Orange County, New York and for Tri-State Insurance Agency, Inc, a full service insurance agency located in Sussex County, New Jersey.

SUSSEX BANCORP
CONSOLIDATED BALANCE SHEETS
(Dollars In Thousands)

ASSETS	December 31, 2007	December 31, 2006

Cash and due from banks	$7,985	$10,170
Federal funds sold	3,790	11,995
Cash and cash equivalents	11,775	22,165

Interest bearing time deposits with other banks	100	100
Trading securities	14,259	-
Securities available for sale	48,397	54,635
Federal Home Loan Bank Stock, at cost	2,032	1,188

Loans receivable, net of unearned income	300,646	262,276
Less: allowance for loan losses	5,140	3,340
Net loans receivable	295,506	258,936

Premises and equipment, net	9,112	7,794
Accrued interest receivable	2,035	1,910
Goodwill	2,820	2,820
Other assets	7,496	6,749

Total Assets	$393,532	$356,297

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Non-interest bearing	$36,625	$40,083
Interest bearing	271,913	255,687
Total Deposits	308,538	295,770

Borrowings	35,200	18,251
Accrued interest payable and other liabilities	2, 467	2,529
Junior subordinated debentures	12,887	5,155

Total Liabilities	359,092	321,705

Total Stockholders' Equity	34,440	34,592

Total Liabilities and Stockholders' Equity	$393, 532	$356,297

SUSSEX BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(Dollars In Thousands Except Per Share Data)

	Years Ended December 31,
	2007	2006
INTEREST INCOME
Loans receivable, including fees	$19,524	$17,009
Securities:
Taxable	1,696	1,455
Tax-exempt	1,014	1,032
Federal funds sold	569	490
Interest bearing deposits	5	12
Total Interest Income	22,808	19,998

INTEREST EXPENSE
Deposits	9,734	7,097
Borrowings	966	707
Junior subordinated debentures	687	445
Total Interest Expense	11,387	8,249

Net Interest Income	11,421	11,749
PROVISION FOR LOAN LOSSES	1,930	733
Net Interest Income after Provision for Loan Losses	9,491	11,016

OTHER INCOME
Service fees on deposit accounts	1,396	1,370
ATM fees	412	374
Insurance commissions and fees	2,688	2,576
Investment brokerage fees	282	265
Holding gains on trading securities	258	-
Gain on sale of securities, available for sale	10	90
Other	570	569
Total Other Income	5,616	5,244

OTHER EXPENSES
Salaries and employee benefits	7,153	6,872
Occupancy, net	1,246	1,077
Furniture, equipment and data processing	1,462	1,210
Stationary and supplies	187	199
Professional fees	599	668
Advertising and promotion	556	518
Insurance	176	197
Postage and freight	167	208
Amortization of intangible assets	93	150
Other	1,509	1,549
Total Other Expenses	13,148	12,648

Income before Income Taxes	2,409	3,612
PROVISION FOR INCOME TAXES	450	1,148
Net Income	$1,509	$2,464

SUSSEX BANCORP
COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES
(Dollars In Thousands)
(Unaudited)

	Twelve Months Ended December 31,
(dollars in thousands)	2007			2006
	Average		Average	Average		Average
Earning Assets:	Balance	Interest (1)	Rate (2)	Balance	Interest (1)	Rate (2)
Securities:
Tax exempt (3)	$24,033	$1,317	5.48%	$24,018	$1,383	5.76%
Taxable	35,214	1,696	4.82%	35,687	1,455	4.08%
Total securities	59,247	3,013	5.09%	59,705	2,838	4.75%
Total loans receivable (4)	283,346	19,524	6.89%	239,831	17,009	7.09%
Other interest-earning assets	11,603	574	4.95%	10,244	502	4.90%
Total earning assets	354,196	$23,111	6.52%	309,780	$20,349	6.57%

Non-interest earning assets	28,738			26,126
Allowance for loan losses	(3,779)			(2,994)
Total Assets	$379,155			$332,912

Sources of Funds:
Interest bearing deposits:
NOW	$60,377	$1,282	2.12%	$57,974	$1,306	2.25%
Money market	37,317	1,378	3.69%	30,773	1,200	3.90%
Savings	38,142	348	0.91%	45,916	401	0.87%
Time	138,633	6,726	4.85%	100,061	4,190	4.19%
Total interest bearing deposits	274,469	9,734	3.55%	234,724	7,097	3.02%
Borrowed funds	20,397	966	4.74%	14,359	707	4.92%
Junior subordinated debentures	9,271	687	7.41%	5,155	445	8.63%
Total interest bearing liabilities	304,137	$11,387	3.74%	254,238	$8,249	3.24%

Non-interest bearing liabilities:
Demand deposits	37,663			43,036
Other liabilities	2,309			1,928
Total non-interest bearing liabilities	39,972			44,964
Stockholders' equity	35,046			33,710
Total Liabilities and Stockholders' Equity	$379,155			$332,912

Net Interest Income and Margin (5)		$11,724	3.31%		$12,100	3.91%

(1) Includes loan fee income
(2) Average rates on securities are calculated on amortized costs
(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4) Loans outstanding include non-accrual loans
(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets